Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-222746 and No. 333-230363) and Form S-3 (No. 333-229499) of Adicet Bio, Inc. (formerly known as resTORbio, Inc.) of our report dated June 23, 2020 relating to the financial statements of Adicet Bio, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 15, 2020